AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2009
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

 CLICKSOFTWARE TECHNOLOGIES LTD.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

ISRAEL	NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF	(I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)	IDENTIFICATION NUMBER)

94 EM HAMOSHAVOT ROAD
PETACH TIKVA, 49527 ISRAEL
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

2000 SHARE OPTION PLAN, AS AMENDED
(FULL TITLE OF THE PLANS)

DR. MOSHE BEN-BASSAT
CHIEF EXECUTIVE OFFICER
CLICKSOFTWARE TECHNOLOGIES LTD.
35 CORPORATE DRIVE SUITE 140
BURLINGTON, MA 01803
(781) 272-5903
(NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

COPIES TO:
PHYLLIS KORFF, ESQ.	RICHARD MANN, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP	GROSS, KLEINHENDLER, HODAK, BERKMAN & CO.
FOUR TIMES SQUARE	ONE AZRIELI CENTER
NEW YORK, NY 10036	CIRCULAR TOWER
TEL AVIV 67021
ISRAEL

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	Accelerated Filer	Non - Accelerated Filer	X	Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
	AMOUNT TO BE	OFFERING	AGGREGATE	REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED	REGISTERED	PRICE PER SHARE(1)	OFFERING PRICE	FEE
Ordinary Shares, NIS 0.02 par value, to be issued under the 2000 Share Option Plan, as amended July 20, 2004..........	900,000	$3.31	$2,979,000	$166.23
TOTAL:	900,000

(1)
Calculated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the price of $3.31 per share, which was the average of the high and low price per Ordinary Share as reported on the Nasdaq Capital Market on April 23, 2009.

EXPLANATORY NOTE

On July 21, 2000, ClickSoftware Technologies Ltd. (the "Registrant" or the "Company") filed a Registration Statement on Form S-8 (File No. 333-42000) with the Securities and Exchange Commission (the "Commission") to register an aggregate of 5,254,584 ordinary shares of the Registrant that may be issued pursuant to the Registrant's 1996 Option Plan, 1998 Option Plan, 1999 Option Plans, 2000 U.S. Option Plan, 2000 Israeli Plan, 2000 Share Option Plan, and 2000 Employee Share Purchase Plan.

Pursuant to the 2000 Share Option Plan, as amended, the number of ordinary shares made available under the 2000 Share Option Plan will be automatically increased on the first day of the Company's fiscal year to equal the lesser of: (i) 5% of the outstanding ordinary shares on such date, (ii) 1,250,000 ordinary shares, and (iii) an amount determined by the Company’s board of directors (the “Evergreen Mechanism”).

Accordingly, the number of ordinary shares reserved under the 2000 Share Option Plan was increased by 400,000 ordinary shares effective January 1, 2004.  In addition, in September 2003, the Company’s board of directors adopted a resolution to increase the number of ordinary shares made available under the 2000 Employee Share Purchase Plan by 250,000 ordinary shares. On April 29, 2004, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-115003) to register an additional 650,000 ordinary shares of the Registrant that may be issued pursuant to the 2000 Share Option Plan, as amended, and the 2000 Employee Share Purchase Plan.

In accordance with the Evergreen Mechanism, the number of ordinary shares reserved under the 2000 Share Option Plan was increased by 450,000 ordinary shares effective January 1, 2006.  On June 29, 2006, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-30827) to register an additional 450,000 ordinary shares of the Registrant that may be issued pursuant to the 2000 Share Option Plan, as amended. On March 15, 2007, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-141307) to register an additional 1,250,000 ordinary shares of the Registrant that may be issued pursuant to the 2000 Share Option Plan, as amended. On March 20, 2008, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-149825) to register an additional 1,250,000 ordinary shares of the Registrant that may be issued pursuant to the 2000 Share Option Plan, as amended

In accordance with the Evergreen Mechanism, effective as of January 1, 2009, the Company’s board of directors ratified the automatic increase in the number of shares reserved under the 2000 Share Option Plan, as amended, by 900,000 ordinary shares.

The Registrant is filing this Registration Statement on Form S-8 to register an additional 900,000 ordinary shares of the Company, which may be issued upon the exercise of options which have been granted or may hereafter be granted under the 2000 Share Option Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements previously filed with the Commission relating to the 2000 Share Option Plan referred to above are incorporated by reference, except as revised herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 and the introductory note to Part I of Form S-8, in each case under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Commission:

(a)  Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed with the Commission on April 16, 2008 ("Form 20-F") and amendment no. 1 to Form 20-F filed with the Commission on December 19, 2008;

(b)  Current Reports on Form 6-K filed with the Commission on January 30, 2008, April 30, 2008, May 22, 2008, July 23, 2008, July 29, 2008, October 2, 2008, October 29, 2008, October 29, 2008, November 3, 2008, February 4, 2009, April 6, 2009, April 7, 2009 and April 21, 2009; and

(c)  The description of the Registrant’s ordinary shares contained under the headings "Description of Share Capital," "Shares Eligible for Future Sale" and "United States Federal Income Tax Considerations" contained in the Registrant's Registration Statement on Form S-1 filed with the Commission on June 1, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

The Company’s amended and restated articles of association allow it to indemnify, exculpate and insure its office holders to the fullest extent permitted under the Israeli Companies Law.

Under the Israeli Companies Law, a company may indemnify an office holder against any monetary liability incurred in his or her capacity as an office holder whether imposed on him or her or incurred by him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by court.  A company also can indemnify an office holder against reasonable litigation expenses, including attorneys’ fees, incurred, whether or not paid by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent.

In addition, a company may indemnify an office holder against reasonable legal fees, including attorney’s fees, incurred, whether or not paid by him or her, by him or her in his or her capacity as an office holder in consequence of an investigation or proceeding instituted against him or her by an authority that is authorized to conduct such investigations or proceedings, and that was resolved without an indictment against him or her and without imposing on him or her a financial obligation as an alternative to a criminal proceeding, or that was resolved without filing an indictment against him or her but with the imposition on him or her of a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent.

A company may indemnify an office holder in respect of some liabilities, either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than litigation expenses, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and to reasonable amounts or standards, as determined by the board of directors.

A company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third party, including a breach arising out of negligent conduct of the office holder, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third party.

A company may exculpate an office holder from a breach of duty of care in advance of that breach. The Company’s articles of association provide for exculpation to the extent permitted under Israeli law. A company may not exculpate an office holder from a breach of duty of loyalty towards the company.  A company may also not exculpate a director in advance from a breach of duty of care concerning a distribution (as defined in the Israeli Companies Law).

An Israeli company may only indemnify or insure an office holder against a breach of duty of loyalty to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, an Israeli company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or for a fine or forfeit levied against the office holder in connection with a criminal offense.

As permitted under Israeli law, the Company has agreements whereby it indemnifies its officers and directors for certain acts or omissions that may have been made or will be made in the future by the officers and directors by virtue of their service as a director or officer of the Company or, on behalf of the Company, in a company controlled by the Company or in which the Company has an interest. The maximum aggregate indemnification amount that the Company may pay to all of its directors and officers pursuant to all letters of indemnification issued and that may be issued by the Company is $20 million.

The Company has  director and officer insurance coverage that may limit its exposure and may enable the Company to recover a portion of any future amounts paid.  The Company has agreed with its officers and directors in its letters of exemption, indemnification and insurance to maintain liability insurance applicable to directors and officers in an amount of not less than $10,000,000. In addition, in the event of the acquisition of the Company by a third party or in the event of the cessation of the activities of the Company, the Company has agreed to procure and maintain a “run-off” policy, which will extend directors and officers insurance coverage to our officers and directors for a reasonable period after the date of such acquisition or the cessation of the activities of the Company.

The Company has also agreed to exempt its officers and directors from liabilities and damage to the Company as a result of a breach of duty of care towards the Company, while acting in good faith, subject to applicable law. The exemption will not apply to (i) a breach of the duty of care in a distribution, as defined in the Israeli Companies Law, (ii) counterclaims filed against the director/officer by the Company in a lawsuit instigated by the director/officer, (iii) a breach of duty of care if the breach was done willfully or recklessly and (iv) other circumstances provided by the Israeli Companies Law.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits.

EXHIBIT NUMBER ---------------	DESCRIPTION -----------------------------------------------------------

4.1(1)	2000 Share Option Plan, as amended
4.2	Articles of Association of ClickSoftware Technologies Ltd., amended and restated as of July 9, 2007
5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
23.1	Consent of Brightman Almagor & Co., Independent Auditor
23.2	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in Exhibit 5.1)
24.1	Power of Attorney (included in signature page to this Registration Statement)

----------------------------
(1)           Incorporated by reference to the Registrant's definitive proxy statement filed on June 21, 2004.

Item 9.  Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of Massachusetts, on March 31, 2009.

CLICKSOFTWARE TECHNOLOGIES LTD. By: /S/ MOSHE BENBASSAT _____________________________________________ Moshe BenBassat Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Moshe BenBassat and Shmuel Arvatz, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Moshe Benbassat -------------------------- Moshe BenBassat	Chairman of the Board of Directors & Chief Executive Officer Principal Executive Officer)	March 31, 2009
/s/ Shmuel Arvatz -------------------------- Shmuel Arvatz	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2009

/s/ Naomi Atsmon -------------------------- Naomi Atsmon	Director	March 31, 2009
/s/ Roni Einav -------------------------- Roni Einav	Director	March 31, 2009
/s/ Dan Falk -------------------------- Dan Falk	Director	March 31, 2009
/s/ James W. Thanos -------------------------- James W. Thanos	Director	March 31, 2009
/s/ Gil Weiser -------------------------- Gil Weiser	Director	March 31, 2009

INDEX TO EXHIBITS

EXHIBIT NUMBER ----------------------	DESCRIPTION ----------------------------------------

4.1(1)	2000 Share Option Plan, as amended
4.2	Articles of Association of ClickSoftware Technologies Ltd., amended and restated as of July 9, 2007
5.1	Opinion of Gross, Kleinhendler, Hodak, Berkman & Co.
23.1	Consent of Brightman Almagor & Co., Independent Auditor
23.2	Consent of Gross, Kleinhendler, Hodak, Berkman & Co.
(contained in Exhibit 5.1)
24.1	Power of Attorney (included in signature page to this Registration Statement)

----------------------------
(1)	Incorporated by reference to the Registrant's definitive proxy statement filed on June 21, 2004.